                                                                     EX. 3.1b

                  CERTIFICATE OF VOTING POWERS, DESIGNATIONS,
                   PREFERENCES AND RELATIVE, PARTICIPATING,
                     OPTIONAL OR OTHER SPECIAL RIGHTS AND
                       QUALIFICATIONS, LIMITATIONS AND
                         RESTRICTIONS THEREOF OF THE
                       SERIES E REDEEMABLE EXCHANGEABLE
                         CONVERTIBLE PREFERRED STOCK
                                     OF
                       CABLEVISION SYSTEMS CORPORATION

                       -------------------------------

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

                       -------------------------------


          I, William J. Bell, Vice Chairman of Cablevision Systems Corporation (the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation as amended of said corporation, said Board of Directors, at a meeting duly called and held on March 30, 1994, adopted a resolution providing for the issuance of an aggregate of One Hundred Thousand (100,000) shares of Series E Redeemable Exchangeable Convertible Preferred Stock, which resolution is as follows:

          WHEREAS, the Board of Directors of the corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

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                                                                               2


          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

I.  CERTAIN DEFINITIONS.

          As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "A Rating" means that a Person's senior debt carries either (i) a rating of at least A+ from Standard & Poor's Corporation and its successors ("S&P") and at least A2 from Moody's Investors Service, Inc. and its successors ("Moody's") or (ii) a rating of at least A from Moody's and at lease A from S&P, or, if either S&P or Moody's, or both, shall not make a rating of such Person's senior debt publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the corporation which shall be substituted for S&P or Moody's, as the case may be.

          "Abeyance Test" has the meaning specified in Section VII(G) hereof.

          "Abeyance Test Date" has the meaning specified in Section VII(G) hereof.

          "Actual Control Change Date" has the meaning specified the definition of "Trigger Date."

          "Actual Tax Payable" means the federal income tax payment required to be made by a Holder in respect of Dividends through the relevant Tax Computation Date.

          "Additional Preferred Stock" has the meaning set forth in Article Fourth of the corporation's Certificate of Incorporation.

          "Affiliate" means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) any director, officer, partner or employee of such Person or any Person specified in (i) above, or (iii) any immediate family member of any Person specified in (i) or (ii) above.

          "Alternate Exchange Shares" has the meaning specified in
     Section IX(D) (i) hereof.

          "Annualized Operating Cash Flow" shall have the meaning assigned to such term in the Senior Credit Agreement (as
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                                                                               3


     such agreement is in effect on the date of filing of this Certificate of Designations).

          "Applicable Rate" has the meaning specified in Section IV(A)
     (ii) hereof.

          "Applicable Spread" means 2.50% plus .50% commencing at any time that
     (x) a Registration Statement is not filed with the SEC on or prior to the date required to be filed under Section 2.1(c), Section 2.2(b),
     Section 2.2(d), Section 2.4 or Section 2.5 of the Registration Rights Agreement, as the case may be, (y) a Registration Statement is not declared, or does not become, effective on or prior to the date required to be declared, or become, effective under Section 2.1(c), Section 2.2
     (b), Section 2.2(d), Section 2.4 or Section 2.5, as the case may be, or
     (z) a Registration Statement is not maintained effective for the time period specified in Section 2.1(c), Section 2.2(d), Section 2.2(e),
     Section 2.3, Section 2.4 or Section 2.5, as the case may be, and continuing until the earlier of (x) the filing of a Registration
     Statement and (y) the effectiveness of such Registration Statement, as the case may be. The Applicable Spread will not be increased pursuant to this definition during any period in which a Suspension Notice is in effect pursuant to Section 3.2(c) or Section 4.1 of the Registration Rights Agreement.

          "Auction Date" shall have the meaning specified in Section VII(C)
     (ii) hereof.

          "Auction Election Notice" shall have the meaning specified in Section VII(C)(ii) hereof.

          "Auction Settlement Date" has the meaning specified in Section VII(F)
     (i) (a) hereof.

          "BHC Act Holder" means any Holder which is, is an Affiliate of, or by virtue of the International Banking Act of 1978, as amended, is subject to regulation as, a bank holding company under the Bank Holding Company Act of 1956, as amended.


          "Broker" has the meaning specified in Section VII(F) (i) (b) hereof.

          "Business Day" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

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          "Change of Control" means either (i) the consummation of any sale or other transfer of shares of Common Stock by Dolan which results in Dolan retaining, directly or indirectly, less than fifty percent (50%) of the voting power with respect to the corporation's voting stock (a "Dolan
     Sale Transaction"); or (ii) the entering into by Dolan or the corporation of a transaction with a third party which gives the third party the right (without the consent of the corporation or Dolan) to acquire securities of the corporation or Dolan such that after such acquisition Dolan would own, directly or indirectly, less than fifty percent (50%) of the voting power with respect to the corporation's voting stock (an "Eventual Control Transaction").

          "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the corporation.

          "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the corporation.

          "Closing Price" on any day shall mean the reported last sale price per share of Class A Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System, or, if not quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the corporation for that purpose.

          "Code" means the Internal Revenue Code of 1986, as amended, or successor provisions.

          "Common Stock" means the Class A Common Stock and the Class B Common Stock and any other class of common stock hereafter authorized by the corporation from time to time.

          "Confirmation" has the meaning specified in Section VII(F) (i) (b) hereof.

          "Conversion Agency Agreement" has the meaning specified in Section VII(F) (i) (b) hereof.

          "Conversion Agent" has the meaning specified in Section VII(F) (i)
     (a) hereof.

          "Conversion Date" has the meaning specified in Section VII(A) hereof.

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                                                                               5


          "Conversion Intention Notice" means a notice delivered by a Holder to the corporation indicating such Holder's good faith (but nonbinding) intention to elect, during the Sale Window, to exercise its right to convert up to the number of shares of Series E Preferred Stock specified in such Conversion Intention Notice. No Holder may deliver another Conversion Intention Notice until the expiration of 135 days from the end of the previous Sale Window in respect of such Holder.

          "Conversion Notice" has the meaning specified in Section VII(B) hereof.

          "Convertibility Period" means any Sale Window that occurs during the period beginning on April 1, 1995 or, in the event there is a suspension of conversion rights pursuant to Section VII(G), such later date on which such suspension shall become void or be no longer effective.

          "Corporation" or "corporation" means Cablevision Systems Corporation.

          "Current Market Value" means (i) in the case of a publicly-traded security, the average of the Closing Prices for the twenty (20) consecutive Trading Days through and including the date ending two Business Days prior to the applicable Determination Date (e.g., if the Determination Date is April 10, Current Market Value would be calculated using the 20 Trading Days ending on April 8, assuming April 8, 9 and 10 are all Business Days),
     (ii) in the case of cash, the amount thereof, and (iii) in the case of property other than publicly-traded securities or cash, the fair market value thereof as determined in good faith by the Board of Directors.

          "Determination Date" means the Conversion Date in the case of a conversion pursuant to Section VII(A), the Dividend Payment Date in the case of a dividend and the Auction Date in the case of an Auction Conversion.

          "Dividend Determination Date" has the meaning specified in Section IV(A) (ii) hereof.

          "Dividend Payment Date" means each January 1, April 1, July 1 and October 1 of each year on which dividends shall be paid, any Conversion Date, Redemption Date, Auction Date, Exchange Date and any other date on which dividends in arrears may be paid.

          "Dividend Period" means the Initial Dividend Period, and, thereafter, each Quarterly Dividend Period.

          "Dividend Record Date" means, with respect to the dividend payable on each Dividend Payment Date, the

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                                                                              6


     fifteenth day immediately preceding such Dividend Payment Date, or such other record date as may be designated by the Board of Directors with respect to the dividend payable on such Dividend Payment Date; PROVIDED, HOWEVER, that such record date may not be more than sixty days or less than ten days prior to such Dividend Payment Date.

          "Dividend(s)" means payment(s) of dividends on the Series E Preferred Stock as described in Section IV hereof.

          "DRD" means the dividends received deduction provided by Section 243(a)(1) of the Code.

          "Dolan" shall mean Mr. Charles Dolan, his spouse, his descendants or any spouse of any such descendants and trusts for the benefit of, inter alia, him, his spouse, his descendants or any spouse of any such descendants, and any estate, testamentary trust, or executor, administrator, conservator or legal or personal representative of any of the foregoing.

          "Dolan Sale Transaction" has the meaning specified in the definition of "Change in Control."

          "Event Date" has the meaning specified in the definition of "Trigger Date."

          "Eventual Control Transaction" has the meaning specified in the definition of "Change in Control."

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Date" has the meaning specified in Section IX(B) hereof.

          "Exchange Notice" has the meaning specified in Section IX(B) hereof.

          "GAAP" means generally accepted accounting principles in effect in the United States as of the time when and for the period as to which accounting principles are to be applied.

          "Holder" means a registered holder of shares of Series E Preferred Stock.

          "Hypothetical Tax Payable" means the amount of federal income tax which a Holder would have paid on the relevant Tax Computation Date in respect of Dividends if the DRD had been 70% from the date of issuance of the Series E Preferred Stock through the Tax Computation Date and the Dividends were "dividends" within the meaning of Section 316(a) of the Code.
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                                                                              7


          "Indebtedness" shall have the meaning assigned to such term in the Senior Credit Agreement (as such agreement is in effect on the date of filing of this Certificate of Designations).

          "Initial Dividend Period" means the dividend period commencing on and including the Original Issue Date and ending on and including June 30, 1994.

          "Issuance Notice" has the meaning specified in Section X(D)(iii) hereof.

          "Junior Securities" has the meaning specified in Section III(A)(i) hereof.

          "Liquidation Preference" means the Original Liquidation Preference, plus an amount in cash equal to all accrued and unpaid dividends (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date such Liquidation Preference is being determined). The Liquidation Preference of a share of Series E Preferred Stock will increase on a daily basis as dividends accrue on such share and will decrease only to the extent such dividends are actually paid, all as provided in
     Section IV hereof. Notwithstanding the foregoing, in determining the amount to be paid on a Redemption Date or the number of shares of Class A Common Stock to be issued on a Conversion Date or the amount of cash to be paid on an Auction Settlement Date, or the liquidation preference of securities to be issued on an Exchange Date, or the amount of shares to be issued in payment of a dividend on a Dividend Payment Date, Liquidation Preference shall not be deemed to include any dividends payable on any such date to the extent such dividends are to be paid on such date in accordance with the requirements of this Certificate of Designations.

          "London Business Day" means any day (i) that is a Business Day and
     (ii) on which dealings in United States dollars are transacted in the London interbank market.

          "Mandatory Conversion" has the meaning specified in Section VII(D)(i) hereof.

          "Mandatory Conversion Event" has the meaning specified in Section VII(D)(i) hereof.

          "Mandatory Conversion Notice" has the meaning specified in Section VII(D)(i) hereof.

          "Mandatory Conversion Price" has the meaning specified in Section VII(D)(i) hereof.
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          "Original Issue Date" means the date upon which the Series E Preferred
     Stock was originally issued by the corporation.

          "Original Liquidation Preference" means $1,000 per share of Series E Preferred Stock.

          "Parity Securities" has the meaning specified in Section III(A)(ii) hereof.

          "Permitted Distribution" means (i) the payment or declaration of any dividend by the corporation or the making by the corporation of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the Capital Stock of Rainbow Programming Holdings, Inc. or of another entity holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity being held by all or any portion of the shareholders of the corporation; (ii) distributions on Parity Securities payable only in additional Parity Securities, Junior Securities or warrants, rights, calls or options exercisable for or convertible into Parity Securities or Junior Securities; (iii) distributions on Junior Securities payable only in additional Junior Securities or warrants, rights, calls or options exercisable for or convertible into Junior Securities; (iv) repurchases or cashing-out of any securities or awards issued or issuable pursuant to any employee benefit plans of the corporation or its subsidiaries; or (v) dividends or distributions on, or repurchases or redemptions of, the Series C Preferred Stock outstanding on the date of this Certificate of Designations (or on the Series D Preferred Stock issuable upon conversion of such Series C Preferred Stock).

          "Permitted Transferees" means (i) any Affiliate of a Holder or (ii) any other Person to which a Holder transfers shares of Series E Preferred Stock with the consent of the corporation, which consent shall not be unreasonably withheld, but, in the case of clause (ii), only to the extent of transfers necessary to enable the Holder to comply with the Bank Holding Company Act of 1956, as amended.

          "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Preferred Stock Purchase Agreement" means the Preferred Stock Purchase Agreement dated as of March 30, 1994, by and among the corporation and each of the purchasers referred to therein, relating to the sale and purchase of the Series E Preferred Stock.
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          "Public Offering" means the sale of shares of Exchange Shares to the public pursuant to a registration statement under the Securities Act of 1933, as amended.

          "Qualified Buyer" means an organization which has, or one or more of the controlling entities of which have: (i)(A) publicly traded equity securities, (B) at least $1 billion of net worth as of its most recently published financial statements, and (C) an A Rating; or (ii)(A) publicly traded equity securities, and (B) a total equity value of at least $10 billion based upon the market price of such equity securities. Whether an entity is a Qualified Buyer will be tested at the close of business on the Event Date.

          "Quarterly Dividend Period" means the quarterly period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next subsequent Dividend Payment Date.

          "Rate" means the maximum marginal federal income tax rate applicable to corporations under Section 11 of the Code in effect on the date of a Tax Adjustment payment.

          "Redemption Date" has the meaning specified in Section VI(B)(i)(e) hereof.

          "Redemption Notice" has the meaning specified in Section VI(B)(i) hereof.

          "Redemption Price" has the meaning specified in Section VI(A) (i) hereof.

          "Registered Shares" has the meaning specified in Section IV(B)(i) hereof.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of March 30, 1994, by and among the corporation and each of the purchasers listed on Schedule 1 thereto.

          "Registration Statement" means a registration statement on an appropriate form under the Securities Act of 1933, as amended, relating to the offer and sale of the corporation's Class A Common Stock issuable on conversion of the Series E Preferred Stock, as filed by the corporation with the SEC.

          "Reinvestment Breakage" means, in the case of any redemption of shares of Series E Preferred Stock prior to the last day of any Quarterly Dividend Period, an amount equal to the difference, if any, between (i) LIBOR (as determined pursuant to Section IV(A) hereof) on the immediately preceding Dividend Determination Date and (ii) LIBOR (as it would be determined pursuant to Section IV(A)
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     hereof for the period beginning on the Redemption Date for deposits of U.S.
     dollars having a maturity of one month), times the aggregate Liquidation Preference of the shares of Series E Preferred Stock called for redemption, times a fraction, the numerator of which is the actual number of days that would have elapsed to the end of such Quarterly Dividend Period and the denominator of which is 360.

          "Reserve Share Number" initially shall be equal to 5,000,000 shares of Class A Common Stock and shall be reset (but not below 5,000,000 shares multiplied by a fraction, the numerator of which is the number of outstanding shares of Series E Preferred Stock on March 1 of the year in which the determination is being made and the denominator of which is 100,000) not later than March 31 of each year commencing March 31, 1995 to equal not less than the aggregate Liquidation Preferences of all outstanding shares of Series E Preferred Stock on March 1 of such year divided by the Current Market Value of the Class A Common Stock calculated through March 1 of such year.

          "Sale Window" as to a Holder means the period commencing on the 45th day following receipt of a Conversion Intention Notice and ending on the 105th day following receipt of such notice; PROVIDED that a Holder will have the right to extend a Sale Window to the 135th day following receipt of such Conversion Intention Notice if the Holder delivers to the corporation on or prior to the 90th day after the receipt of the Conversion Intention Notice a written notice extending such Sale Window, in which case the Sale Window shall expire on such 135th day.

          "SEC" means the Securities and Exchange Commission.

          "Senior Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of June 24, 1992, among the corporation, the Restricted Subsidiaries (as defined therein), the Banks parties thereto, and Toronto Dominion (Texas), Inc., as Agent, and Bank of Montreal, Chicago Branch,
     The Bank of New York, The Bank of Nova Scotia and The Canadian Imperial Bank of Commerce, as Co-Agents, as the same shall be further amended, supplemented or otherwise modified from time to time.

          "Senior Securities" has the meaning specified in Section III(B) hereof.

          "Series C Preferred Stock" means Series C Cumulative Preferred Stock of the corporation.

          "Series D Preferred Stock" means the Series D Cumulative Preferred Stock of the corporation.


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           "Series E Preferred Stock" means the Series E Redeemable
     Exchangeable Convertible Preferred Stock, par value $.01 per share, of the corporation authorized by this Certificate of Designations (as such Certificate of Designations may be amended from time to time).

          "Settlement Date" has the meaning specified in Section VII (B) (i) hereof.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

          "Tax Adjustment" means an amount equal to the after tax equivalent of one-half of the difference between the Actual Tax Payable and the Hypothetical Tax Payable. The after tax equivalent will be computed at the Rate. The Tax Adjustment will be payable if the amount of the DRD is reduced by future legislation to less than 70% or the DRD is unavailable to a Holder solely because the Dividends do not, in whole or in part, constitute "dividends" under Section 316 (a) of the Code because they exceed the corporation's current and accumulated earnings and profits.
     The Actual Tax Payable and Hypothetical Tax Payable, shall be computed assuming (i) such Holder had net income other than the Dividends, and had no losses, credits or deductions (other than the DRD relating to the Dividends) and (ii) the rate of federal tax is the Rate.

          "Tax Computation Date" means any date on which a Holder recognizes taxable income for federal income tax purposes in respect of (i) Dividends or (ii) capital gain on the redemption or sale of the Series E Preferred Stock or other stock of the corporation into which the Series E Preferred Stock has been converted or exchanged without recognition of gain for federal income tax purposes under Sections VII and IX hereof.

          "Trading Day" means a day on which the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if the Class A
     Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York are not authorized or obligated by law or executive order to close.
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          "Trigger Date" means (i) in the case of a Dolan Sale Transaction, the date of the consummation of such sale which takes Dolan's ownership, directly or indirectly, below fifty percent (50%) of the voting power with respect to the corporation's voting stock (the "Actual Control Change Date"); and (ii) in the case of an Eventual Control Transaction: (A) if the acquiror is a Qualified Buyer, the Actual Control Change Date; and (B) if the acquiror is not a Qualified Buyer, the earlier of the date of (x) the execution and delivery of the definitive agreement relating to the Eventual Control Transaction, or (y) the making of the first regulatory filings or governmental notifications with regard to such transaction (the earlier of such dates being the "Event Date"), PROVIDED, HOWEVER, that if the definitive agreement with the acquiror relating to the Eventual Control Transaction requires the redemption of the Preferred Stock on or prior to the consummation of the Eventual Control Transaction, the Trigger Date shall not occur until the Actual Control Change Date.

II.  DESIGNATION.
          The series of preferred stock authorized hereunder shall be designated as the "Series E Redeemable Exchangeable Convertible Preferred Stock." The number of shares constituting such series shall be 100,000. The par value of the Series E Preferred Stock shall be $.01 per share and the initial liquidation preference of the Series E Preferred Stock shall be $1,000.00 per share.

III.  RANK.

          (A) The Series E Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the corporation:

          (i) senior to all classes or series of Common Stock of the corporation and any Capital Stock other than the Series C Preferred Stock, the Series D Preferred Stock and any series of Additional Preferred Stock unless by its express terms such series provides that it ranks junior in right of payment to the Series E Preferred Stock with respect to dividends or upon liquidation, dissolution, winding-up or otherwise (collectively referred to as "Junior Securities"); and

          (ii) on a parity with the Series C Preferred Stock, the Series D Preferred Stock and each class or series of Additional Preferred Stock which does not provide by its express terms that it ranks junior in right of payment to the Series E Preferred Stock with respect to dividends or

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                                                                              13


     upon liquidation, dissolution, winding-up or otherwise (collectively referred to as "Parity Securities").

          (B) The corporation shall not create, authorize or issue any class or series of Capital Stock which ranks senior to the Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding-up (collectively referred to as "Senior Securities"), or reclassify any class or series of Capital Stock into Senior Securities, without the approvals required by Section X hereof.

IV.  DIVIDENDS.

          (A) (i) Beginning on the Original Issue Date, the Holders of outstanding shares of Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the Applicable Rate. All dividends shall be cumulative and shall be payable quarterly in arrears on each Dividend Payment Date commencing on the first such date to occur after the Original Issue Date, in preference to dividends on the Junior Securities.

           (ii) Each dividend payment will include dividends accrued to but excluding the applicable Dividend Payment Date. Accrued dividends on any share of Series E Preferred Stock from the Original Issue Date or from the last date in respect of which dividends have been paid will be calculated by multiplying the Original Liquidation Preference by an accrued dividend factor computed by multiplying the Applicable Rate for the applicable Dividend Period by a fraction the numerator of which is the actual number of days elapsed in such Dividend Period and the denominator of which is 360.

          As used herein, the "Applicable Rate" with respect to any Dividend Period shall be equal to LIBOR plus the Applicable Spread. LIBOR will be determined by The Toronto-Dominion Bank, U.S.A. Division, acting as calculation agent (in such capacity, the "Calculation Agent") for each applicable
Dividend Period in accordance with the following provisions:

          (a) For each applicable Dividend Period, LIBOR will be determined on the applicable Dividend Determination Date (as defined below) on the basis of the rate for deposits of U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Dividend Determination Date, which appears on Telerate Page 3750 as of 11:00 A.M., London time, on such Dividend Determination Date. Telerate Page 3750 shall mean the page 3750 or its replacement as provided by the Telerate News Service. If no rate appears on Telerate Page 3750. LIBOR in respect of such Dividend Determination Date will be determined as described in (b) below.

          (b) On any applicable Dividend Determination Date on which no rate for deposits of U.S. dollars having a maturity of three months appears on Telerate Page 3750 as specified in (a) above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Dividend Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately
     11:00 A.M., London time, on such Dividend Determination Date to prime banks in the London interbank market. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such Dividend Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Dividend Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on such Dividend Determination Date for loans in U.S. dollars to leading European banks having a maturity of three months commencing on the second London Business Day immediately following such Dividend Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR will be LIBOR in effect for the period prior to the one to which such Dividend Determination Date relates.

          For the purposes of the foregoing, the "Dividend Determination Date" for any Dividend Period shall mean the second London Business Day preceding the Dividend Payment Date commencing such Dividend Period or, in the case of the Initial Dividend Period, the second London Business Day preceding the Original Issue Date.

          All percentages resulting from any calculations on the Series E Preferred Stock will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upward (E.G., 4.876545% (or .04876545) being rounded to 4.87655% (or .0487655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upward).

          (B) (i) The amount of dividends accrued on the Series E Preferred Stock for any period less than a full Dividend Period (including the Initial Dividend Period) shall be equal to a pro rata portion of the total dividend payable for the Dividend

Period during which such period occurs, based on the actual number of days elapsed in such period for which payable and the total number of days in such Dividend Period. Dividends shall accrue on a daily basis commencing on the Original Issue Date. Subject to the following sentence, dividends accruing on the Series E Preferred Stock are payable in cash. Upon written notice given to the holders of the Series E Preferred Stock no less than five days prior to any Dividend Payment Date, the corporation may elect in respect of the cash dividend otherwise payable on such date that such dividend instead be paid in shares of Class A Common Stock, registered in the names of the Holders of record as their names shall appear in the stock ledger of the corporation on the Dividend Record Date, having an aggregate Current Market Value. as calculated for the relevant Dividend Payment Date, equal to 105% of the amount of the cash dividend otherwise then due and payable. Unless the corporation so elects, it shall not be required to make any dividend payment in Class A Common Stock. The corporation's ability to pay a dividend in shares of Class A Common Stock rather than cash is conditioned on such shares being registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an effective Registration Statement ("Registered Shares").

          (ii) The corporation covenants that all shares of Common Stock issued as a dividend with respect to the Series E Preferred Stock will be Registered Shares and, upon issue, will be validly issued, fully paid, nonassessable, free of preemptive rights and free from all transfer taxes, liens, charges, security interests and other adverse claims.

          (C) Each dividend paid on the Series E Preferred Stock shall be payable to Holders of record as their names shall appear in the stock ledger of the corporation on the Dividend Record Date for such dividends, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on such date not more than sixty (60) days or less than ten (10) days prior to the date of payment as shall be determined by the Board of Directors.

          (D) TAX GROSS-UP PAYMENTS. The corporation will, out of funds legally available therefor, promptly following the Tax Computation Date, pay to each Holder as an additional Dividend on the Series E Preferred Stock an amount equal to the Tax Adjustment.

          (E) All dividends paid with respect to shares of the Series E Preferred Stock shall be paid pro rata to the Holders entitled thereto based upon the number of shares of Series E Preferred Stock held by each such Holder. Dividends shall cease to accrue in respect of any particular shares of Series E Preferred Stock on the earlier of the day prior to the Conversion Date, Exchange Date, Auction Date or Redemption Date with respect thereto.

     not be called by the proper officer of the corporation within twenty (20) days after personal service of said written request upon the Secretary of the corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the corporation at its principal executive offices, then the holders of record of at least twenty percent (20%) of the outstanding shares of Series F Preferred Stock or of such other class may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series F Preferred Stock or Parity Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

          (E) At any meeting held for the purpose of electing directors at which the Holders of Series F Preferred Stock and holders of any other class of Parity Stock shall have the right, voting together as a class, to elect directors as aforesaid, the presence in person or by proxy of the holders of at least a majority of the outstanding Series F Preferred Stock or such other class shall be required to constitute a quorum of such Series F Preferred Stock.

          (F) Any vacancy occurring in the office of a director elected by the Holders of Series F Preferred Stock and holders of any other class of Parity Stock may be filled by the remaining directors elected by such Holders unless and until such vacancy shall be filled by the holders of Series F Preferred Stock and such other class.

          (G) In addition to the foregoing, in the event of a Dividend Default, holders of Series F Preferred Stock, except as otherwise required under Delaware law, shall be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the corporation, voting together will all such stockholders as a single class; PROVIDED that this voting right shall not apply to any matter to be voted on by any other class of Capital Stock (including the Class A Common Stock and the Class B Common Stock) as a separate class. The right of the Holders of Series F Preferred Stock to vote as aforesaid shall continue until such time as all accumulated dividends that are in arrears on the Series F Preferred Stock are paid in full, at which time such voting right shall terminate. Notwithstanding the foregoing, the shares of Series F Preferred Stock voted by any BHC Act Holder on such matters may not constitute more than 4.99% of the total number of shares of the designated class entitled to vote as described above.

V.  PAYMENT ON LIQUIDATION.

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the Holders of Series E
Preferred Stock will be entitled to receive out of the assets of the corpora-tion available for distribution to the holders of its Capital Stock, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference, before any payment shall be made or any assets distri-buted to the holders of any of the Junior Securities. Holders of Series E Preferred Stock shall not be entitled to any other distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series E Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in any distribution of assets in proportion to the full Liquidation Preferences, determined as of the date of such voluntary or involuntary liquid-ation, dissolution or winding-up, to which they are entitled.

          (B) For the purposes of this Section V only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the corporation nor the consolidation or merger of the corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the corporation.

VI.  REDEMPTION.

          (A) OPTIONAL REDEMPTION. (i) The corporation may, at its option, at any time (but subject to the proviso to Section VI(B) (v)) redeem, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section VI(B) hereof, any or all of the shares of Series E Preferred Stock, at a redemption price, payable in cash, equal to one hundred percent (100%) of the Liquidation Preference calculated as of the Redemption Date, plus, in the event the Redemption Date is not April 1, July 1, October 1 or
January 1 of any year, the  Reinvestment Breakage (the "Redemption Price").

          (ii) In the event of a redemption pursuant to Section VI(A) (i) hereof of only a portion of the then outstanding shares of Series E Preferred Stock, the corporation shall effect such redemption pro rata according to the number of shares held by each Holder of such Series E Preferred Stock.

          (B)  PROCEDURE FOR REDEMPTION.  (i)  Subject to clause (v) of this
Section VI(B), not more than sixty (60) and not less than thirty (30) days (or, in the event the corporation exercises its rights pursuant to Section VI(A) hereof subsequent to the receipt by it of a Conversion Notice, not less than ten (10) days) prior to the date fixed for any redemption of the Series E Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series E Preferred Stock at such Holder's address as the same appears on the stock ledger of the corporation, PROVIDED, HOWEVER, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series E Preferred Stock to be redeemed except as to the Holder or Holders to whom the corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (a)  the redemption is pursuant to VI(A) hereof;

          (b)  the Redemption Price;

          (c) whether all or less than all the outstanding shares of the Series E Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of such Series E Preferred Stock being redeemed;

          (d) the number of shares of Series E Preferred Stock held by the Holder that the corporation intends to redeem;

          (e)  the date fixed for redemption (the "Redemption Date");

          (f) that the Holder is to surrender to the corporation, at the place or places where certificates for shares of Series E Preferred Stock are to be surrendered for redemption, its certificates or certificates representing the shares of Series E Preferred Stock to be redeemed;

          (g) that dividends on the shares of the Series E Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the corporation defaults in the payment of the Redemption Price; and

          (h)  that the right of Holders to convert shares of Series E
     Preferred Stock has terminated upon the giving of such Redemption Notice unless (and then for so long as) the corporation defaults in the payment of the Redemption Price.

          (ii) On or before the Redemption Date, each Holder of Series E Preferred Stock shall surrender the certificate or certificates representing such shares of Series E Preferred Stock to the corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (iii) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the Series E Preferred Stock called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such Redemption
Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest.

          (iv) If a Redemption Notice shall have been duly given or if the corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the corporation with such bank or trust company in trust for the pro rata benefit of the Holders of the Series E Preferred Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall not longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds as set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the corporation, after which repayment the Holders of the shares so called for redemption shall look only to the corporation for payment thereof.

          (v) Notwithstanding any other provision herein, upon the giving of a Redemption Notice all rights of the Holders to convert their Series E
Preferred Stock under Section VII(A),

VII(C) (i) or VII(F), or to exchange their shares of Series E Preferred Stock under Section IX, shall terminate and be void unless (and then for so long as) the corporation shall default in payment of the Redemption Price, PROVIDED that such Redemption Notice shall not be effective as to any Holder if given after
(a) 11:00 a.m. on the Auction Date, (b) the effective date of any exchange under
Section IX, or (c) if the Holder has entered into a binding contract of sale and has complied with the forty-five day notification provision set forth in Section
4.1 of the Registration Rights Agreement, the date of receipt by the corporation of a Conversion Notice under Section VII(B), in each case as to the shares to be converted or exchanged.

VII.  CONVERSION RIGHTS.

          (A) OPTIONAL CONVERSION RIGHTS. During the Convertibility Period, holders of shares of Series E Preferred Stock may convert any or all such shares into shares of Class A Common Stock. The number of shares of Class A Common Stock to be issued upon conversion on any date (each, a "Conversion Date") shall be calculated by dividing the Liquidation Preference of the Series E Preferred Stock to be converted (calculated as of the relevant Conversion Date) by 95% of the Current Market Value of the Class A Common Stock. Fractional shares otherwise issuable upon conversion may, at the option of the corporation, be paid in cash at the applicable fraction of the aggregate value of the Class A Common Stock to be issued upon conversion, or paid in a full share of Class A Common Stock. The conversion shall take place at the principal office of the corporation and at such other offices, if any, as the corporation may designate. Notwithstanding the foregoing, no BHC Act Holder may convert shares of Series E Preferred Stock into Class A Common Stock if, as a result of such conversion, such Holder would own or control shares of Class A Common Stock (other than shares subject to a binding contract of sale that will settle within five Business Days) which would constitute more than 4.99% of the total voting power of all shares of Common Stock entitled to vote as a single class on matters presented to stockholders for a vote.

          (B)  PROCEDURE FOR OPTIONAL CONVERSION.

          To convert pursuant to Section VII(A) or Section VII(C) (i) hereof, a Holder shall at any time and from time to time deliver a written notice to the corporation not less than two Business Days prior to the proposed Conversion Date (the "Conversion Notice") and shall:

          (i) surrender on or prior to the fifth Business Day following the Conversion Date (the "Settlement Date") the certificate or certificates evidencing the shares of Series E Preferred Stock to be converted, duly endorsed, at the principal office of the corporation or at the office designated for such purpose pursuant to Section VII(A) hereof.

          (ii) state in writing the name or names in which the Holder wishes to be issued the certificate or certificates for shares of Class A Common Stock and the certificate or certificates for shares of Series E Preferred Stock evidenced by the surrendered certificate or certificates not so converted; and

         (iii) pay any transfer or other tax payable upon the issuance of the Class A Common Stock in the name or names specified pursuant to clause (ii) above (if other than the Holder) if required. Other than the taxes described in the foregoing sentence, the corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Class A Common Stock upon conversion of the Series E Preferred Stock pursuant hereto.

Subject to the satisfaction by the Holder of the foregoing requirements, not later than the Settlement Date the corporation shall deliver (i) a certificate for the number of registered, validly issued, fully paid and non-assessable shares of Class A Common Stock issuable upon the conversion and cash for any fractional share paid in cash and (ii) if less than the full number of shares of Series E Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates of like tenor for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. The Person in whose name the certificate for Class A Common Stock is registered shall be treated for all purposes as having become the holder of record of such shares of Class A Common Stock on the Conversion Date.

          (C) SPECIAL CONVERSION RIGHTS. Upon the occurrence of a Trigger Date with respect to a Change of Control, the Holders may, at their option:

          (i) exercise their conversion rights pursuant to Section VII(A), regardless of whether a Convertibility Period is then in effect,

         (ii) require a conversion as provided in Section VII(F) hereof, regardless of whether a Convertibility Period is then in effect, in which event within 15 days of such Trigger Date such Holder shall provide to the corporation written notice of its election to proceed with an auction conversion as provided in Section VII(F) (the "Auction Election Notice") (which Auction Election Notice shall establish an auction date in accordance with Section VII(F) (the "Auction Date") which shall be not less than five days following the Trigger Date, if a Registration Statement shall then be effective as to the shares of Class A Common

     Stock to be acquired upon such conversion, or the first date on which such a Registration Statement shall become effective, if such a Registration Statement shall not then the effective), or

        (iii)  refrain from exercising rights under clause (i) or (ii) above.

          (D)  MANDATORY CONVERSION UPON THE OCCURRENCE OF CERTAIN EVENTS.

          (i) In the event (the "Mandatory Conversion Event") that on any Trading Day the Closing Price per share of the Class A Common Stock is less than $40.00 (subject to adjustment as provided in Section VII(D)(ii) hereof) (the "Mandatory Conversion Price"), the corporation shall have the right to require conversion of the Series E Preferred Stock ( a "Mandatory Conversion") pursuant to Section VII(F) hereof by delivery within 15 days after such Mandatory Conversion Event of written notice of such Mandatory Conversion (the "Mandatory Conversion Notice") by first class mail, postage prepaid, to each Holder of record on the date of the Mandatory Conversion Event. The Mandatory Conversion Notice shall establish a conversion date (the "Auction Date") which shall be not more than 75 nor less than 60 days following the date of the Mandatory Conversion Event. The Mandatory Conversion shall occur on the Auction Date as provided in Section VII(F).

     (ii) (a) The Mandatory Conversion Price shall be adjusted from time to time in case the corporation shall (x) pay a dividend or make a distribution to all holders of its Class A Common Stock in shares of its Class A Common Stock,
(y) subdivide its outstanding shares of Class A Common Stock into a larger number of shares of Class A Common Stock, or (z) combine its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common
Stock. The Mandatory Conversion Price to be in effect immediately after such event shall be determined by multiplying the Mandatory Conversion Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately after and as a result of such event. In addition, if the shares of Class A Common Stock shall be reclassified into a different number of shares of Class A Common Stock, including if there shall be a merger of the corporation with any other corporation in which the shares of Class A Common Stock are changed into a different number of shares of Class A Common Stock, the Mandatory Conversion Price to be in effect immediately after such event shall be determined by multiplying the Mandatory Conversion Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Class A Common Stock into which the Class A Common Stock outstanding immediately prior to such event were reclassified. An adjustment made pursuant to this Section VII(D)(ii) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or merger.

          (b) Whenever the Mandatory Conversion Price is adjusted as aforesaid, the corporation shall prepare a certificate signed by any officer of the corporation setting forth the adjusted Mandatory Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be mailed to each holder of shares of Series E Preferred Stock at its then registered address by first-class mail, postage prepaid. Anything herein to the contrary notwithstanding, no adjustment in the Mandatory Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least one percent in such price; PROVIDED, HOWEVER, that any adjustment which by reason of this sentence is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (E) EFFECT ON CONVERSION OF A MERGER, CONSOLIDATION OR SALE OF ASSETS. If the corporation consolidates or merges with or into, or sells, leases or otherwise transfers all or substantially all of the assets of the corporation to, any Person, upon consummation of such transaction each share of Series E Preferred Stock shall automatically become solely convertible into the shares of stock or other securities or property to which a holder of shares of Class A Common Stock would have been entitled upon such consolidation, merger, sale, lease or other transfer, assuming such holder of Class A Common Stock (i) is not a Person with which the corporation consolidated or into which the corporation merged or which merged into the corporation or to which such sale, lease or transfer was made, as the case may be ("constituent Person"), or an Affiliate of a constituent Person and (ii) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale, lease or transfer (PROVIDED that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Class A Common Stock of the Company held immediately prior to such consolidation, merger, sale, lease or transfer by Persons other than a constituent Person (or Affiliate thereof) and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section VII(E) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, lease or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In any such case, appropriate adjustments, as determined in good faith by the Board of Directors (which determination shall be evidenced by a written resolution filed with the minutes of meetings of the Board of Directors), shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders of the Series E Preferred Stock (including
Section VII(D)), to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock, securities or other property thereafter deliverable upon the conversion of shares of Series E Preferred Stock.

          (F)  PROCEDURE FOR AUCTION CONVERSIONS.

          (i) (a) On the fifth Business Day after the Auction Date (the "Auction Settlement Date") upon the receipt by the Conversion Agent (as defined below) of a Confirmation as provided in clause (b) below, the shares of Series E Preferred Stock to be converted shall, unless redeemed, called for redemption or redemption funds have been deposited under Section VI(B)(iv), subject, however, to the proviso to Section VI(B)(v), on such Auction Date, be automatically converted into the number of shares (calculated as to each conversion to the nearest 1/100th of a share) of Class A Common Stock (which shares of Common Stock shall consist of authorized but theretofore unissued shares) determined as provided in clause (b) below. The shares of Class A Common Stock issuable on such Auction Settlement Date upon conversion of such Series E Preferred Stock will be delivered to the bank or trust company appointed from time to time by the corporation as the conversion agent for Series E Preferred Stock (the "Conversion Agent") for the account of the Holders. By their acceptance of shares of the Series E Preferred Stock, each Holder shall be deemed (x) to have accepted the appointment of the Conversion Agent to act in such capacity on behalf of such Holder and (y) to have appointed the Conversion Agent as its attorney-in-fact for purposes of making any endorsements on certificates for shares of Class A Common Stock received by such Holder upon conversion of the Series E Preferred Stock to the extent any such endorsement is necessary or appropriate for purposes of effecting the sale of such shares of Class A Common Stock to a Broker, as described below.

          (b) The corporation will enter into an agreement with the Conversion Agent (the "Conversion Agency Agreement") pursuant to which the Conversion
Agent will solicit bids by nationally recognized broker/dealers registered with the SEC under the Exchange Act (each, a "Broker"), for the minimum number of whole shares of Class A Common Stock that such Broker would be willing to accept on the Auction Settlement Date in exchange for a cash purchase price payable by such Broker in New York Clearing House (next day) funds equal to the aggregate Liquidation Preference of the shares of Series E Preferred Stock to be converted on such Auction Date. The Conversion Agent, in accordance with the Conversion Agency Agreement, shall accept the bid from the Broker which the corporation so directs it to accept. If, in accordance with the Conversion Agency Agreement, the Conversion Agent accepts a bid by a Broker to purchase all the shares of Class A Common Stock receivable by Holders on the Auction Settlement Date, the Conversion Agent will on behalf of the Holders obtain prompt confirmation (a "Confirmation") of such bid (which Confirmation may be in the form of a customary underwriting or purchase agreement) and the corporation will on such Auction Settlement Date deliver to the Conversion
Agent for sale to the Broker submitting the bid accepted by the Conversion Agent the number of shares of Class A Common Stock specified in the Confirmation of such Broker. The proceeds of such sale shall be paid to the Conversion Agent for the account of the Holders. No fractional shares of Class A Common Stock will be issued on conversion.

          (c) If, in accordance with the Conversion Agency Agreement, the Conversion Agent does not accept a bid from a Broker because there is no bid made by a Broker or, for any reason, the selected Broker does not consummate the transaction contemplated by the Confirmation, then on such Auction Settlement Date, all of the shares of Series E Preferred Stock which would have been converted will remain outstanding.

          (d) In the event a transaction contemplated in the Confirmation is completed, a Holder shall receive payment from the Conversion Agent in respect of such Holder's shares on or following the Auction Settlement Date upon the surrender by such Holder of the certificate or certificates representing shares of Series E Preferred Stock duly endorsed if required by the corporation, at the office of the Conversion Agent.

          (ii) Each conversion of Series E Preferred Stock shall be deemed to have been made as of the close of business on the Auction Settlement Date, so that the rights of the Holder shall cease at such time and the person or persons entitled to receive the shares of Class A Common Stock upon conversion of such Series E Preferred Stock shall be treated for all purposes as having become the record holder or holders of the Class A Common Stock at such time; PROVIDED that, in the case of a failure to consummate a transaction by a Broker on an Auction Settlement Date the Series E Preferred Stock to be converted will, as provided in Section VII(F)(i)(c), remain outstanding. Subject to
Section VII(F)(i)(c), from and after the Auction Settlement Date, dividends on the shares of Series E Preferred Stock converted into shares of Common Stock on such Auction Date shall cease to accrue, and said Series E Preferred Stock shall no longer be deemed to be outstanding.

          (G) ABEYANCE OF CONVERSION RIGHTS. Notwithstanding the foregoing provisions of this Section VII, during the period from April 1, 1995 to March 31, 1997, and subject to the satisfaction by the corporation of the Abeyance Test (as defined below), the corporation shall have the right, at its option, to suspend the coversion rights granted to Holders pursuant to this Section
VII for a period of three months beginning on such Abeyance Test Date. The corporation shall provide the Holders with immediate notification if the corporation does not meet the Abeyance Test on any Abeyance Test Date. For purposes of this Section VII(G), the "Abeyance Test" is as follows:
beginning on April 1, 1995, and thereafter on a quarterly basis on each June 30, September 30, December 31, and March 31 (each, an "Abeyance Test Date") there shall not have occurred and be continuing on the relevant Abeyance Test Date an Event of Default (as defined in the Senior Credit Agreement). If the corporation satisfies the Abeyance Test on any Abeyance Test Date, it shall give reasonably prompt notice to the Holders of that fact and shall include a certification of a senior financial officer of the corporation that the Abeyance Test has been satisfied as of the relevant Abeyance Test Date.

          The abeyance of conversion rights described above shall automatically be void upon the occurance of any of the following events:

          (i) the corporation shall fail to pay dividends on the Series E Preferred Stock on any Dividend Payament Date;

          (ii) the ratio of the corporation's Indebtedness plus the aggregate Liquidation Preference of the outstanding Series E Preferred Stock to Annualized Operating Cash Flow shall at any time be greater than 9:1; or

          (iii) any shares of the Series E Preferred Stock shall remain outstanding on April 1, 1997.

If the event described in clause (ii) above shall occur, the corporation shall give written notice thereof to the Holders no later than two Business Days after the corporation shall become aware of such event, PROVIDED that the failure to give such notice shall not affect the voiding of the abeyance.

          (H) RESERVE FOR CONVERSION. The corporation convenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Common Stock, solely for the purpose of enabling it to satisfy any obligation to issue Class A Common Stock upon conversion of the shares of Series E Preferred Stock, not less than a number of shares of Class A Common Stock for each share of Series E Preferred Stock then outstanding equal to the Reserve Share Number.

          The corporation convenants that all shares of Class A Common Stock that may be issued upon the conversion of the Series E Preferred Stock will be validly issued, fully paid, non-assessable, free of preemptive rights and free from all transfer taxes (if the shares issued are registered in the name of the record owner of the Series E Preferred Stock being converted), liens, charges, security interest and other adverse claims.

VIII.     CERTAIN CONVENANTS.

          The corporation convenants that the ratio of the corporation's Indebtedness plus the aggregate Liquidation Preference of the Series E Preferred Stock outstanding to Annualized Operating Cash Flow shall not at any time be greater than 9.00:1.00.

IX.  EXCHANGE.

          (A)  REQUIREMENTS.

          Upon five (5) days' written notice to the corporation given by the Holders of not less than $50,000,000 of the aggregate Liquidation Preference of the Series E Preferred Stock then outstanding, at any time and from time to time on or after the Original Issue Date, each share of the Series E Preferred Stock of such Holders may be exchanged, in whole or in part, for shares of Series F Redeemable Series E Preferred Stock of the corporation having an aggregate liquidation preference equal to the Liquidation Preference (the "Exchange Shares").

          (B)PROCEDURE FOR EXCHANGE.

          To exchange, a Holder shall, at any time upon five (5) days' written notice to the corporation (the "Exchange Notice"):

          (i) surrender the certificate or certificates evidencing the shares of Series E Preferred Stock to be exchanged, duly endorsed, at the principal office of the corporation; and

          (ii) state in writing the name or names in which it wishes the certificate or certificates for Exchange Shares to be issued.

Subject to the satisfaction by the Holder of the foregoing requirements, not more than five (5) days after delivery to the corporation of the Exchange Notice (the "Exchange Date"), the corporation shall deliver to each Holder a certificate or certificates for the number of validly issued, fully paid and non-assessable Exchange Shares issuable upon exchange, together will all accrued and unpaid dividends to, but excluding, the Exchange Date on the Series E Preferred Stock being exchanged. The Person in whose name the certificate or certificates for Exchange Shares are registered shall be treated for all purposes as having become the holder of record of such Exchange Shares on the Exchange Date. The Holder shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Exchange Shares in a name other than that in which the Series E Preferred Stock so exchanged was registered, and no such issuance or delivery shall be made unless and until the Holder requesting such issuance has paid to the corporation the amount of any such tax or has established to the satisfaction of the corporation that such tax has been paid.

          (C)  MANDATORY EXCHANGE.

          (i) If the Holders of not less than fifty-one percent (51%) of the outstanding shares of Series E Preferred Stock provide the corporation with notice that they intend to sell to a Broker selected by such Holders not less than $50,000,000 aggregate liquidation preference of the Exchange Shares issuable upon an exchange pursuant to Section IX hereof, which Broker is to resell the Exchange Shares in a Public Offering, then the Holders providing such notice may require all Holders to exchange their shares of Series E Preferred Stock for Exchange Shares and to sell such shares in the Public Offering. Upon the Exchange Date for such shares of Series E Preferred Stock, each share of Series E Preferred Stock shall be deemed no longer to be outstanding and shall be deemed to have been exchanged for an Exchange Share or Exchange Shares, as the case may be.

          (ii) Each Holder by its acceptance of shares of Series E Preferred Stock expressly agrees that the corporation's sole obligation under this
Section IX(C) shall be to issue Exchange Shares upon exchange of shares of Series E Preferred Stock in accordance with Sections IX(A) and (B).

          (D) PARTICIPATION RIGHTS. (i) If the corporation at any time after the date hereof issues shares of non-convertible, non-exchangeable preferred stock ("Alternative Exchange Shares") of the corporation, each Holder may, at its option, exchange all of such shares of Series E Preferred Stock for Additional Preferred Stock as provided in this Section IX(D).

          (ii) The corporation will notify each Holder (the "Issuance Notice") within two Business Days following the issuance of Alternate Exchange Shares.

          (iii) A Holder of Series E Preferred Stock may elect to exchange all of its shares of Series E Preferred Stock for shares of Additional Preferred Stock having terms identical to the Alternate Exchange Shares (other than the issuance date, the accrual date for dividends and other similar matters) and with an aggregate liquidation preference equal to the aggregate Liquidation Preference of such Holder's Series E Preferred Stock.
Such election must be made by written notice to the corporation within 30 days of delivery to such holder of the Issuance Notice. The exchange shall occur on the fifth Business Day following delivery of such Holder's election. Dividends on the Series E Preferred Stock of such Holder will cease to accrue on the Series E Preferred Stock of such Holder on the day prior to the exchange and dividends on the shares issued in exchange therefor shall begin to accrue on the date of the exchange.

          (iv) If a Holder of Series E Preferred Stock does not make the election under Section IX(D) (iii), such Holder may elect to exchange all of its shares of Series E Preferred Stock for shares of Additional Preferred
Stock (the "New Shares") having terms identical to the Alternate Exchange Shares (other than the issuance date, the accrual date for dividends and other similar matters) except that the dividend rate on the New Shares shall be equal to the lesser of (x) the dividend rate on the Alternate Exchange Shares and (y) the rate that is equal to the New Share Rate (as defined below) calculated on the date of issuance of the New Shares, unless the dividend rate on the Alternate Exchange Shares is expressed as a floating rate formula calculated from time to time on the basis of an available rate (such as LIBOR) in which case the dividend rate on the New Shares shall be the a formula rate identical to the formula in the Alternate Exchange Shares. The term "New Share Rate" shall mean the sum of (xx) the interest rate applicable to the United States Treasury securities having a maturity closest to the mandatory redemption date of the New Shares, if any, or if there is no mandatory redemption date, the interest rate on the thirty year Treasury Bond plus (yy) an amount equal to the difference between (aa) the interest rate applicable to United States Treasury securities having a maturity closest to the mandatory redemption date of the Alternate Exchange Shares, if any, or if there is no mandatory redemption date, the interest rate on the thirty year Treasury Bond on the date of issuance of the Alternate Exchange Shares, and (bb) the dividend rate on the Alternate Exchange Shares. An election under this Section IX(D) (iv) must be made by written notice to the corporation no earlier than 31 days or later than 90 days following delivery to such Holder of the Issuance Notice. The aggregate liquidation preference of the New Shares issued under this Section IX(D) (iii) shall be equal to the aggregate Liquidation Preference of the Holder's Series E Preferred Stock being exchanged. The exchange shall occur on the fifth Business Day following delivery of such Holder's election. Dividends on the Series E Preferred Stock of such Holder will cease to accrue on the Series E Preferred Stock of such Holder on the day prior to the exchange and dividends on the New Shares shall begin to accrue on the date of the exchange.

X.     VOTING RIGHTS

          (A) The holders of Series E Preferred Stock, except as otherwise required under Delaware law as set forth in paragraphs (B), (C) and (D) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the corporation.

          (B) Without the approval of Holders of at least 60% of the shares of Series E Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person, by written consent or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the corporation will not:

          (i) create, authorize or issue any Senior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire any Senior Securities, including in connection with a merger, consolidation or other reorganization;

         (ii) reclassify any Junior Securities, Parity Securities or other outstanding Capital Stock of the corporation into any Senior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire any Senior Securities;

        (iii) amend, modify or repeal the Certificate of Incorporation (including this Certificate of Designations), By-Laws of the corporation, or any other specified designations, rights, preferences or powers of the Series E Preferred Stock in a manner adverse to Holders of Series E Preferred Stock; PROVIDED, HOWEVER, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any Parity Stock shall not be deemed to affect adversely the Holders of Series E Preferred Stock;

         (iv) increase the number of shares of Series E Preferred Stock authorized for issuance; or

          (v) merge or consolidate the corporation with or into any other corporation, unless the resulting corporation will thereafter have no Senior Securities, and each Holder of Series E Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation;

PROVIDED, HOWEVER, that no such consent of the Holders of Series E Preferred Stock shall be required if, at or prior to the time when such creation, authorization, issuance, amendment, or repeal is to take effect, provision is made for the redemption of all shares of Series E Preferred Stock at the time outstanding.

          (C) In the event that the corporation shall, for four consecutive Quarterly Dividend Periods, (i) fail to declare or pay dividends on the Series
E Preferred Stock as set forth in Section IV(A) hereof (a "Dividend Default") or (ii) breach or violate the covenant contained in Section VIII hereof (a "Covenant Default"), then the number of directors constituting the Board of Directors shall be increased to permit the Holders of the Series E Preferred Stock to elect one member of the Board of Directors of the corporation. Holders of a majority of the issued and outstanding shares of Series E Preferred Stock, voting together with the holders of any Parity Stock then entitled to elect directors, shall thereupon have the exclusive right to elect one member of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of the holders of Series E Preferred Stock and such Parity Stock called as hereinafter provided.

          (D) The right of the Holders of Series E Preferred Stock to vote pursuant to Section X(C) to elect one member of the Board of Directors as aforesaid shall continue until such time as all accumulated dividends that are in arrears on the Series E Preferred Stock are paid in full, in the event of a Dividend Default, or such time as any breach or violation is cured, in the event of a Covenant Default, at which time the special right of the Holders of Series E Preferred Stock to vote for the election of a director and the term of office of the director elected by the Holders of the Series E Preferred Stock shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after voting power to elect a director shall have become vested and be continuing in the Holders of Series E Preferred Stock pursuant to Sections X(C) and (D), or if vacancies shall exist in the office of a director elected by the Holders of Series E Preferred Stock, a proper officer of the corporation may, and upon the written request of the holders of record of at least twenty percent (20%) of the shares of Series E Preferred Stock or the holders of such Parity Stock then outstanding addressed to the Secretary of the corporation shall, call a special meeting of the Holders of Series E Preferred Stock and holders of Parity Stock, for the purpose of electing the one director to be elected by them as herein provided. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the corporation within twenty (20) days after personal service of said written request upon the Secretary of the corporation, or within twenty (20) days after mailing the same within the United States by certified mail, adddressed to the Secretary of the corporation at its principal executive offices, then the holders of record of at least twenty percent (20%) of the outstanding shares of Series E Preferred Stock or of such Parity Stock my designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series E Preferred Stock or Parity Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

          (E) At any meeting held for the purpose of electing directors at which the Holders of Series E Preferred Stock and holders of Parity Stock shall have the right to elect a director as aforesaid, the presence in person or by proxy of the holders of at least a majority of the outstanding Series E Preferred Stock or such Parity Stock shall be required to constitute a quorum.

          (F) Any vacancy occurring in the office of a director elected by the Holders of Series E Preferred Stock and holders of any Parity Stock may be filled by the remaining directors elected by such Holders unless and until such vacancy shall be filled by the holders of Series E Preferred Stock and such other class.

          (G) In addition to the foregoing, in the event of a Dividend Default or a Covenant Default, holders of Series E Preferred Stock, except as otherwise required under Delaware law, shall be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the corporation, voting together with all such stockholders as a single class; PROVIDED that this voting right shall not apply to any matter to be voted on by any other class of Capital Stock (including the Class A Common Stock and the Class B Common Stock) as a separate class. The right of the Holders of Series E Preferred Stock to vote as aforesaid shall continue until such time as all accumulated dividends that are in arrears on the Series E Preferred Stock are paid in full, in the event of a Dividend Default, or such time as any breach or violation is cured, in the event of a Covenant Default, at which time such voting right shall terminate. Notwithstanding the foregoing, the shares of Series E Preferred Stock voted by any BHC Act Holder on such matters may not constitute more than 4.99% of the total number of shares of the designated class entitled to vote as described above.

          (H) In any case in which the Holders of Series E Preferred Stock shall be entitled to vote pursuant to this Section X or pursuant to Delaware law, each Holder of Series E Preferred Stock shall be entitled to twenty (20) votes for each share of Series E Preferred Stock held (subject to the limitations on BHC Act Holders described above).

XI.  RESTRICTIONS ON TRANSFER.

          Each Holder agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Series E Preferred Stock, or solicit any offers to purchase or otherwise acquire or take a pledge of any shares of the Series E Preferred Stock (or any shares of Class A Common Stock issued upon conversion thereof) except to Permitted Transferees.

XII. MUTILATED OR MISSING SERIES E PREFERRED STOCK CERTIFICATES.

          If any of the Series E Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series E Preferred Stock certificate, or in lieu of the substitution for the Series E Preferred Stock certificate lost, stolen or destroyed, a new Series E Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series E Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series E Preferred Stock certificate and indemnity, if requested.

XIII.     REISSUANCE OF SERIES E PREFERRED STOCK.

          Shares of Series E Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Additional Preferred Stock other than the Series E Preferred Stock.

XIV. BUSINESS DAY.

          If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

XV.  HEADINGS OF SUBDIVISIONS.

          The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

XVI. SEVERABILITY OF PROVISIONS.

          If any right, preference or limitation of the Series E Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

XVII.     NOTICE TO THE CORPORATION.

          All notices and other communications required or permitted to be given to the corporation hereunder shall be made by first class mail, postage prepaid, to the corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: Cablevision Systems Corporation, One Media Crossways, Woodbury, New York 11797, Attention:
General Counsel). Minor imperfections in any such notice shall not affect the validity thereof.

XVIII.    LIMITATIONS.

          Except as may otherwise be required by law, the shares of Series E Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the corporation.

IN WITNESS WHEREOF, this Certificate has been signed on this 31st day of March, 1994.

                                        CABLEVISION SYSTEMS CORPORATION

                                        By: /s/ WILLIAM J BELL
                                           -------------------------------------
                                           Name:   William J. Bell
                                           Title:  Vice Chairman


Attest:

/s/ ROBERT S. LEMLE
- --------------------------------
     Robert S. Lemle
        Secretary